EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and effective as of October 12, 2020 between Everest Global Services, Inc., a Delaware corporation (the "Company"), and Mark Kociancic  (the "Executive").

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company, on the terms and conditions provided below; and

WHEREAS, this Agreement shall govern the employment relationship between Executive and the Company and supersedes all previous agreements and understandings with respect to such employment relationship; and

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ENGAGEMENT.

The Company agrees to employ the Executive, and the Executive accepts such employment, on the terms and conditions set forth in this Agreement, unless and until such employment shall have been terminated as provided in this Agreement or as may otherwise be agreed to by the parties.

TITLE AND DUTIES.

During his employment by the Company, the Executive shall serve as Executive Vice President and Chief Financial Officer of Everest Re Group, Ltd. (“Group”).  Executive will report to the Group Chief Executive Officer (“Group CEO”) and shall perform duties consistent with this position and as the Group CEO shall request, shall abide by Company policies as such policies may be amended from time to time, and shall devote his full business time and best efforts to his duties hereunder and the business and affairs of the Company (except during vacation periods and periods of illness or other incapacity).  The Executive may volunteer a reasonable portion of his non-working time to charitable, civic and professional organizations, as shall not interfere with the proper performance of his duties and obligations hereunder, provided the Executive shall not serve on any other board of directors of a public or private "for profit" company without the prior consent of the Group CEO.  Executive will be based at the Company's principal headquarters facility currently located in Liberty Corner, New Jersey, subject to customary travel and business requirements.

TERM.

Executive’s term of employment shall commence as of the later of (i) October 12, 2020 or (ii) the date on which Executive is released from any notice period and/or non-competition restriction by his current employer (“Term Commencement Date”) or such other date as may be mutually agreed upon and shall continue in effect up through and including the third anniversary of the Term Commencement Date (“Term Conclusion Date”), unless sooner terminated in accordance with this Agreement or as may otherwise be agreed to by the parties.

COMPENSATION.

Base Salary.  During the Term, Executive's base salary ("Base Salary") shall be $875,000 per annum, subject to increases, if any, as determined and approved by the Compensation Committee of Group’s Board of Directors (the “Compensation Committee”). The Base Salary shall be paid in accordance with the Company's normal payroll practices in effect from time to time.

Annual Incentive Bonus. During the Term, Executive shall be eligible to participate in an annual incentive bonus program or plan established by Group, and subject to the approval of Group’s shareholders if required by law, or in an alternative bonus to be consistent with current market industry practice. Executive's target annual incentive bonus will be 130% of Base Salary.

Executive shall be entitled to a one-time sign-on bonus of five hundred thousand U.S. dollars ($500,000) (the “Minimum Bonus”).

Executive shall also be eligible to receive a prorated performance incentive bonus for the 2020 fiscal year based on actual performance achieved against certain financial performance metrics adopted by the Compensation Committee as part of the executive performance incentive plan and calculated in the following manner:

1)      A determination is made as to the potential bonus Executive would have been eligible to receive based on the financial metrics adopted by the Compensation Committee in accordance with the executive performance incentive plan had Executive been employed by the Company for the entire 2020 fiscal.

2)      The potential bonus is then prorated for the period in 2020 that Executive is in the employ of the Company (the “Performance Bonus”). The pro rata portion shall be calculated based on actual business days the Executive is employed by the Company during calendar year 2020 divided by the total annual business days for the 2020 calendar year.

3)      If the Performance Bonus exceeds the Minimum Bonus, Executive shall be entitled to receive the excess amount.

Executive shall be paid the incentive bonus awards referred to in sections (i) and (ii) above no later than March 15, 2021, provided that Executive is employed by the Company on the date of payment.

Executive Stock Based Incentive Plan.  During the Term, the Executive shall be eligible to participate in and receive such equity incentive compensation as may be granted by the Compensation Committee from time to time pursuant to the Everest Re Group, Ltd. 2020 Stock Incentive Plan, as such plan may then be in effect and as it may be amended or superseded from time to time or any successor plan (the "Stock Plan"). Executive’s target value for equity compensation shall be 170% of Executive's Base Salary as applicable to the fiscal year prior to the calendar year in which the Compensation Committee makes its determination to grant such a share award.  All equity awards to the Executive under the Stock Plan shall be determined by the Compensation Committee in its sole discretion.  Except as expressly set forth in this Agreement, all equity awards shall be subject to the terms of the Stock Plan.

Sign On Equity Grant.  In consideration of Executive’s agreement to enter into this Agreement and in recognition of the need to retain the Executive in the future and subject to the Executive commencing his duties in accordance with this Agreement on the Term Commencement Date,  or such other date as may be mutually agreed to between the Parties, the Company has agreed, subject to approval and award by the Compensation Committee, to make a one-time grant of restricted shares with a target value equal to five million U.S. dollars ($5,000,000) (the “Retention Grant”).  The number of shares subject to the Retention Grant will be determined by dividing the applicable target value by the closing price of a common share of Group on the New York Stock Exchange on the date of the next meeting of the Compensation Committee after the effective date of this Agreement at which the Compensation Committee approves and awards the Retention Grant (the “Grant Date”). The Retention Grant will be subject to the terms and conditions of the 2020 Stock Incentive Plan.

Subject to the Executive’s continued employment throughout the applicable vesting period, the restricted shares of the Retention Grant shall vest over a five (5)-year period with one-fifth of the total amount vesting on each of the first five anniversaries of the Grant Date. If the Executive is terminated without Cause (as defined below), or due to Disability (as defined below), or due to death, or if the Executive resigns for Good Reason (as defined below) (each such termination referred to as a “Vesting Termination”), then subject to (except in the case of Executive’s death) the Executive signing and not revoking a release of claims as required pursuant to Section 6(h) below, the Executive will become fully vested in the Retention Grant to the extent not previously vested. The release must be executed, and any revocation period must have expired, within sixty (60) days after such termination date.

Notwithstanding the foregoing, in the event the Executive incurs a termination with Cause or if the Executive resigns without Good Reason, or in the event the release does not become effective within sixty (60) days after termination date as required following a Vesting Termination, the Executive shall immediately forfeit any portion of the Retention Grant not previously vested as of the date of termination.

BENEFITS.

Employer Benefit Plans.  While in the employ of the Company, Executive shall be eligible to participate, on terms which are generally available to the other senior executives of the Company and subject to the eligibility requirements of the applicable Company plans as in effect from time to time, in the Company’s deferred compensation, medical, dental, vacation, life insurance and disability programs and other benefits that may become generally available to the Company’s senior executives from time to time.

Business Expenses.  The Executive is authorized to incur and the Company shall either pay directly or reimburse the Executive for ordinary and reasonable expenses in connection with the performance of his duties hereunder including, but not limited to, expenses for transportation, business meals, travel and lodging, professional fees, and similar items. The Executive agrees to comply with Company policies with respect to reimbursement and record keeping in connection with such expenses.

Retirement Benefits.  Executive shall be eligible to participate in the Company's existing tax-qualified defined contribution retirement plan and the Company's defined contribution supplemental retirement and excess benefit plans (collectively “SERP”), as they may be in effect from time to time.

(d)        Car Allowance. The Company shall provide Executive $1,000 per month as a car allowance to be applied toward the purchase or lease of a vehicle. This car allowance will be paid to Executive as part of the standard payroll and will be reported as income on Executive’s year-end W-2 form

TERMINATION OF EMPLOYMENT.

            The employment of the Executive hereunder may be terminated by the Company at any time, subject to the Company providing the compensation and benefits in accordance with the terms of this Section 6, which shall constitute the Executive's sole and exclusive remedy and legal recourse upon any such termination of employment, and the Executive hereby waives and releases any and all other claims against the Company and its parent entities, affiliates, officers, directors and employees in such event.

Termination Due To Death Or Disability.  In the event of the Executive's death, Executive's employment shall automatically cease and terminate as of the date of death. If Executive shall become incapacitated by reason of sickness, accident or other physical or mental disability, as such incapacitation is certified in writing by a physician chosen by the Company and reasonably acceptable to Executive (or his spouse or representative if in the Company's reasonable determination Executive is not then able to exercise sound judgment), and shall therefore be unable to perform his duties hereunder for a period of either (i) one hundred twenty consecutive days, or (ii) more than six months in any twelve month period, with reasonable accommodation as required by law, then to the extent consistent with applicable law, Executive shall be considered "Disabled" and the employment of Executive hereunder and this Agreement may be terminated by Executive or the Company upon thirty (30) days' written notice to the other party following such certification.

In the event of the termination of employment due to Executive's death or disability, Executive or his estate or legal representatives shall be entitled to receive:

payment for all accrued but unpaid Base Salary as of the date of Executive's termination of employment;

reimbursement for expenses incurred by the Executive pursuant to Section 5(b) up to and including the date on which employment is terminated;

any earned benefits to which the Executive may be entitled as of the date of termination pursuant to the terms of any compensation or benefit plans (including, for the avoidance of doubt, any equity plans) to the extent permitted by such plans (with the payments described in subsections (i) through (iii) of this Section 6(a), in each case payable at the time they would have been payable but for such termination, collectively called the "Accrued Payments");

any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;

if employment termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for such fiscal year in which employment termination occurs (based on actual business days in such fiscal year prior to such employment termination, divided by the total annual business days) determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year.

Termination For Cause.  The Company may, at any time, terminate Executive's employment for Cause.  The term "Cause" for purpose of this Agreement shall mean (i) repeated and gross negligence in fulfillment of, or repeated failure of Executive to fulfill, his material obligations under this Agreement, (ii) material willful misconduct by Executive in respect of his obligations hereunder, (iii) conviction of any felony, or any crime of moral turpitude, or (iv) a material breach in trust committed in willful or reckless disregard of the interests of the Company or its affiliates or undertaken for personal gain, provided that no such determination may be made until Executive has been given written notice detailing the specific event(s) constituting such Cause and an opportunity to appear before the Group Board (with legal counsel if so requested in writing by Executive) to discuss, and if possible cure, the specific circumstances alleged to give rise to such Cause.

In the event of the termination of Executive's employment hereunder by the Company for Cause, then Executive shall be entitled to receive only payment of the Accrued Payments.  The Company shall have no further obligations to Executive.

Termination without Cause or for Good Reason.  The Company may terminate Executive's employment hereunder without Cause at any time.  Such notice shall specify the effective date of the termination of Executive's employment.  The Executive may terminate his employment for Good Reason by providing 30 days' prior written notice to the Company.  In the event of the termination of Executive's employment under this Section 6(c) without Cause or by the Executive for Good Reason, in each case prior to or more than 24 months following a Material Change (as defined in the Everest Reinsurance Group, Ltd. Senior Executive Change of Control Plan, as amended and restated effective November 17, 2015), then Executive shall be entitled to:

payment of the Accrued Payments;

a separation allowance, payable in equal installments in accordance with normal payroll practices over a 12 month period beginning immediately following the date of termination, equal to (2) times the sum of the Executive's then Base Salary;

payment of any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date;

all of Executive's then unvested restricted stock or restricted stock units granted to Executive will continue to vest and restrictions lapse in accordance with their respective terms over the 12 month period immediately following such termination date, conditioned on the Company receiving from Executive the release of claims referred to in Section 6(h) below;

the Company shall arrange for the Executive to continue to participate on substantially the same terms and conditions as in effect for the Executive (including any required contribution) immediately prior to such termination, in the disability and life insurance programs provided to the Executive pursuant to Section 5(a) hereof until the earlier of (i) the end of the 12 month period beginning on the effective date of the termination of Executive's employment hereunder, or (ii) such time as the Executive is eligible to be covered by comparable benefit(s) of a subsequent employer.  The foregoing of this Section 6(c)(v) is referred to as "Benefits Continuation".  In addition, the Company agrees to pay Executive a lump sum cash payment in order to enable Executive to pay for medical and dental coverage (through COBRA or otherwise) that is comparable to the medical and dental coverage in effect for Executive (and his dependents, if any) immediately prior to his termination of employment, with such cash amount equal to the cost of the premiums for such coverage that would apply if Executive were to elect COBRA continuation coverage under the Company’s medical and dental plans following his termination of employment and continue such coverage for the 12 month period beginning on the date of Executive’s termination of employment.  The Executive agrees to notify the Company promptly if and when he begins employment with another employer and if and when he becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer.

For purposes of this Agreement, the term "Good Reason" means, without Executive's written consent: (i) a materially adverse change in the nature or status of his position or responsibilities; (ii) a change in the reporting structure where Executive finds himself no longer reporting to the Group CEO; (iii) a reduction by the Company in the Base Salary set forth in this Agreement; or (iv) a material breach of this Agreement by the Company.  Provided that the Executive may only exercise his right to terminate this Agreement for Good Reason within the 60 day period immediately following the occurrence of any of the events described in subsections (i) through (iv) above if:

•         Executive provides written notice of such event or breach to the Company; and

•         such breach is not remedied by the Company or the parties fail to renegotiate the pertinent terms of the Agreement in good faith within 30 days of Company receiving written notice of the breach.

Termination of Employment without Cause or for Good Reason following a Change-in-Control.  If the Company terminates Executive's employment without Cause or Executive terminates his employment for Good Reason, in each case within 24 months following a Material Change (as defined in the Everest Reinsurance Group, Ltd. Senior Executive Change of Control Plan, as amended and restated effective November 17, 2015), the Company’s sole obligation will be to provide to Executive the benefits provided in that Change of Control Plan.

Voluntary Termination by the Executive without Good Reason.  In the event Executive terminates his employment without Good Reason, he shall provide 90 days prior written notice of such termination to the Company. Upon such voluntary termination, the Executive will be entitled to the Accrued Payments. Without limiting all other rights and remedies of the Company under this Agreement or otherwise, a termination of employment by the Executive without Good Reason upon proper notice, will not constitute a breach by the Executive of this Agreement.

Resignation from all Boards.  Upon any termination or cessation of Executive's employment with the Company, for any reason, Executive agrees immediately to resign, and any notice of termination or actual termination or cessation of employment shall act automatically to effect such resignation, from any position on the Board and on any board of directors of any subsidiary or affiliate of the Company.

Non-Disparagement.  Upon Executive’s termination or cessation of employment with the Company, neither party shall make any comments, oral or written, or take any other action that could be construed as materially disparaging to the other.

Release of Claims as Condition.  The Company's obligation to pay the separation allowance and provide all other benefits and rights (including equity vesting) referred to in this Agreement shall be conditioned upon the Executive having delivered to the Company an executed full and unconditional release of claims against the Company, its parent entities, affiliates, employee benefit plans and fiduciaries, officers, employees, directors, agents and representatives satisfactory in form and content to the Company's counsel.

Termination and Clawback.  Notwithstanding anything in this Agreement to the contrary, if the Executive engages in material willful misconduct in respect of his obligations hereunder, including, but not limited to, fraudulent misconduct, during the term of this Agreement or during the period in which he is otherwise entitled to receive payments hereunder following his termination of employment, then (1) the Executive shall be required to repay to the Company any incentive compensation (including equity awards) paid to the Executive during or with respect to the period in which he engaged in such misconduct, as determined by a majority of the Board of Directors of Group in its sole discretion, provided that no such determination may be made until Executive has been given written notice detailing the specific event constituting such material willful misconduct and an opportunity to appear before the Group Board (with legal counsel if so requested in writing by Executive) to discuss, and if possible cure, the specific circumstances alleged to give rise to the material willful misconduct; and (2) upon such determination, if Executive has begun to receive payments or benefits under Section 6(c)(ii), (iii), (iv) and (v), then such payments and benefits shall immediately terminate, and Executive shall be required to repay to the Company the payments and the value of the benefits previously provided to him hereunder.

No Mitigation.  Except as provided in section 6(c)(v), in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of subsequent employment.

Time for Payment.  Subject to the terms and conditions set forth in Section 14, and except as otherwise expressly stated herein, benefits payable pursuant to this Section 6, if any, shall be paid within sixty (60) days following Executive’s termination of employment.

AGREEMENT RENEWAL/RENEGOTIATION.

Agreement to Extend or Renegotiate. The Parties agree to meet and discuss an extension or renegotiation of this Agreement no later than 4 months before the Term Conclusion Date.  Any such extension or renegotiation of the terms and conditions of this Agreement shall be mutually agreed upon and submitted in writing to the Executive.

Automatic Renewal. If the Parties fail to agree upon a mutually acceptable extension or renegotiation of the terms of this Agreement in accordance with this Section 7(a), then upon the Term Conclusion Date this Agreement shall continue in full force and effect and all terms and conditions contained herein shall continue to apply and be enforceable subject to the following exceptions:

The provisions of Section 3 – TERM are deleted and replaced with the following:

“This Agreement shall commence as of' September 8, 2020 (“Term Commencement Date”), and shall continue indefinitely unless sooner terminated in accordance with this Agreement or as may otherwise be agreed to by the Parties.”

The provisions of Section 4(a) are deleted and replaced with the following:

“Base Salary.  Executive's base salary ("Base Salary") in effect at the most recent Term Conclusion Date shall continue to be paid in accordance with the Company's normal payroll practices in effect from time to time.”

INDEMNIFICATION.

The Company agrees that the Executive shall be covered and insured up to the full limits provided by all directors and officers insurance which the Company then maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors), subject to applicable deductibles and to the terms and conditions of such policies.

ARBITRATION.

The parties shall use their best efforts and good will to settle all disputes by amicable negotiations. The Company and Executive agree that, with the express exception of any dispute or controversy arising under Sections 12 and 13 of this Agreement, any controversy or claim arising out of or in any way relating to Executive’s employment with the Company, including, without limitation, any and all disputes concerning this Agreement and the termination of this Agreement that are not amicably resolved by negotiation, shall be settled by arbitration in New Jersey, or such other place agreed to by the parties, as follows:

Any such arbitration shall be heard by a single arbitrator. Except as the parties may otherwise agree, the arbitration, including the procedures for the selection of an arbitrator, shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA").

All attorneys' fees and costs of the arbitration shall in the first instance be borne by the respective party incurring such costs and fees, but the arbitrator shall have the discretion to award costs and/or attorneys' fees as he or she deems appropriate under the circumstances. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amounts that are in any way punitive in nature.

Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

It is intended that controversies or claims submitted to arbitration under this Section 9 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the view or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration.

Notwithstanding the foregoing, each of the parties agrees that, prior to submitting a dispute under this Agreement to arbitration, the parties agree to submit for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator under the auspices of JAMS, New York, New York Resolutions Center (or any successor location), pursuant to the procedures of JAMS International Mediation Rules conducted in New Jersey (however, such mediation or obligation to mediate shall not suspend or otherwise delay any termination or other action of the Company or affect the Company’s other rights).

ENFORCEABILITY.

It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof, shall not render unenforceable or impair the remainder of this Agreement.  Accordingly, if any provision of this Agreement shall be determined to be invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible.

ASSIGNMENT.

This Agreement is personal in nature to the Company and the rights and obligations of the Executive under this Agreement shall not be assigned or transferred by the Executive.  This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees).

NON-DISCLOSURE; NON-SOLICITATION; COVENANTS OF EXECUTIVE; COOPERATION.

Executive acknowledges that as a result of the services to be rendered to the Company hereunder, Executive will be brought into close contact with many confidential affairs of the Company, its parents, subsidiaries and affiliates, not readily available to the public. Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; that the business of the Company is international in scope; that its goods and services are marketed throughout the United States and other countries; and that the Company competes with other organizations that are or could be located in any part of the United States or the world.

In recognition of the foregoing, Executive covenants and agrees that, except as is necessary in providing services under this Agreement, or as required by law or pursuant to legal process or in connection with an administrative proceeding before a governmental agency, Executive will not knowingly use for his own benefit nor knowingly divulge any Confidential Information and Trade Secrets of the Company, its parents, subsidiaries and affiliated entities, which are not otherwise in the public domain and, so long as they remain Confidential Information and Trade Secrets not in the public domain, will not disclose them to anyone outside of the Company either during or after his employment.  For the purposes of this Agreement, "Confidential Information" and "Trade Secrets" of the Company mean information which is proprietary and secret to the Company, its parents, subsidiaries and affiliated entities.  It may include, but is not limited to, information relating to present future concepts and business of the Company, its parents, subsidiaries and affiliates, in the form of memoranda, reports, computer software and data banks, customer lists, employee lists, books, records, financial statements, manuals, papers, contracts and strategic plans.  As a guide, Executive is to consider information originated, owned, controlled or possessed by the Company, its subsidiaries or affiliated entities which is not disclosed in printed publications stated to be available for distribution outside the Company, its parents, subsidiaries and affiliated entities as being secret and confidential. In instances where doubt does or should reasonably be understood to exist in Executive's mind as to whether information is secret and confidential to the Company, its parents, subsidiaries and affiliated entities, Executive agrees to request an opinion, in writing, from the Company as to whether such information is secret and confidential.

Executive will deliver promptly to the Company on termination of his employment with the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents relating to the Company, its parents, subsidiaries and affiliated entities, and all property owned by the Company, its parents, subsidiaries and affiliated entities, which Executive obtained while employed by the Company, and which Executive may then possess or have under his control.

Executive will promptly disclose to the Company all inventions, processes, original works of authorship, trademarks, patents, improvements and discoveries related to the business of the Company, its parents, subsidiaries and affiliated entities (collectively "Developments"), conceived or developed during Executive's employment with the Company and based upon information to which he had access during the term of employment, whether or not conceived during regular working hours, though the use of Company time, material or facilities or otherwise. All such Developments shall be the sole and exclusive property of the Company, and upon request Executive shall deliver to the Company all outlines, descriptions and other data and records relating to such Developments, and shall execute any documents deemed necessary by the Company to protect the Company's rights hereunder. Executive agrees upon request to assist the Company to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship belonging to the Company.  If the Company is unable because of Executive's mental or physical incapacity to secure Executive's signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions and original works of authorship belonging to the Company, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him.  Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that he may hereafter have for infringement of any patents or copyright resulting from registrations belonging to the Company.

The Executive agrees that, for a period of twelve (12) months after the termination or cessation of the Executive's employment with the Company for any reason, (except that the time period of such restrictions shall be extended by any period during which the Executive is in violation of this Section 12(e) the Executive will not:

directly or indirectly solicit, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company, its subsidiaries or affiliates, during the last year of the Executive's employment with the Company), or assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company, its subsidiaries or affiliates; or

take action intended to encourage any vendor, supplier, broker, customer, client or trading partner of the Company, its subsidiaries or affiliates to cease to do business with the Company or its subsidiaries or affiliates or materially reduce the amount of business the vendor, supplier, broker, customer, client or trading partner does with the Company or its subsidiaries or affiliates; or

materially disparage the Company, its parents, subsidiaries or affiliates or their officers and directors and employees.

Executive agrees to cooperate with the Company, during the term of this Agreement and at any time thereafter (including following Executive's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company, its parents, subsidiaries and affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or its affiliates, in any such action, suit, or proceeding, by providing information and meeting and consulting with the  representatives or counsel to the Company or its affiliates, as requested; provided, however that it does not materially interfere with his then current professional activities.  The Company agrees to reimburse Executive for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

NON-COMPETITION AGREEMENT.

The Executive agrees that throughout the term of his employment, and for a period of twelve (12) months after termination or cessation of employment for any reason (except that the time period of such restrictions shall be extended by any period during which the Executive is in violation of this Section 13), Executive will not engage in, participate in, carry on, own, or manage, directly or indirectly, either for himself or as a partner, stockholder, investor, officer, director, employee, agent, independent contractor, representative or consultant of any person, partnership, corporation or other enterprise, in any "Competitive Business" in any jurisdiction in which the Company or its affiliates and subsidiaries actively conducts business.  For purposes of this Section 13, "Competitive Business" means the property and casualty insurance or property and casualty reinsurance business.

The Executive's engaging in the following activities will not be deemed to be engaging or participating in a Competitive Business: (i) investment banking; (ii) passive ownership of less than 2% of any class of securities of a company; and (iii) engaging or participating solely in a noncompetitive business of an entity which also separately operates a business which is a "Competitive Business".

The Executive acknowledges, with the advice of legal counsel, that he understands the foregoing provisions of this Section 13 and that these provisions are fair, reasonable, and necessary for the protection of the Company's business.

Executive agrees that the remedy at law for any breach or threatened breach of any covenant contained in Sections 12 and 13 will be inadequate and that the Company, in addition to such other remedies as may be available to it, in law or in equity, shall be entitled to injunctive relief without bond or other security.

TAXES.

All payments to be made to and on behalf of the Executive under this Agreement will be subject to required withholding of federal, state and local income, employment and excise taxes, and to related reporting requirements.

Notwithstanding anything in this Agreement to the contrary, it is the intention of the parties that this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code (the “Code”) and any regulations and other guidance issued thereunder, and this Agreement and the payment of any benefits hereunder shall be operated and administered accordingly.  Specifically, but not by limitation, the Executive agrees that if, at the time of termination of employment, the Company is considered to be publicly traded and he is considered to be a specified employee, as defined in Section 409A of the Code, then such payments to be made hereunder as a result of his termination of employment that are deferred compensation for purposes of Section 409A of the Code shall be deferred to the end of the six-month period beginning on the date of such termination or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death, if and to the extent the delay in such payment is necessary in order to comply with the requirements of Section 409A of the Code.

With respect to any amount of expenses eligible for reimbursement that is required to be included in the Executive’s gross income for federal income tax purposes, such expenses shall be reimbursed to the Executive no later than December 31 of the year following the year in which the Executive incurs the related expenses.  In no event shall the amount of expenses (or in-kind benefits) eligible for reimbursement in one taxable year affect the amount of expenses (or in-kind benefits) eligible for reimbursement in any other taxable year (except for those medical reimbursements referred to in Section 105(b) of the Internal Revenue Code of 1986), nor shall Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

If benefits payable hereunder constitute deferred compensation within the meaning of Section 409A of the Code, then Executive shall execute and deliver to the Company such release within 60 days following the receipt of the general release (which shall be provided on or prior to termination), or if later, immediately following the expiration of any revocation period required by law.  Amounts that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day following Executive’s termination, provided such release shall have been executed and such revocation periods shall have expired (subject to the six-month delay provision under Section 409A of the Code, if applicable).  If a bona fide dispute exists, then Executive shall deliver a written notice of the nature of the dispute to the Company within 30 days following receipt of such general release.  Benefits shall be deemed forfeited if the release (or a written notice of a bona fide dispute) is not executed and delivered to the Company within the time specified herein.

Termination of employment, or words of similar import, used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, “separation from service” as defined in Section 409A of the Code and the regulations promulgated thereunder.

(f)        For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments

SURVIVAL.

Anything in Section 6 hereof to the contrary notwithstanding, the provisions of Section 7 through 17 shall survive the expiration or termination of this Agreement, regardless of the reasons therefor.

NO CONFLICT; REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that, to the best of his knowledge and belief, (i) the information (written and oral) provided by the Executive to the Company in connection with obtaining employment with the Company or in connection with the Executive's former employments, work history, circumstances of leaving former employments, and educational background, is true and complete, (ii) he has the legal capacity to execute and perform this Agreement, (iii) this Agreement is a valid and binding obligation of the Executive enforceable against him in accordance with its terms, (iv) the Executive's execution, delivery or performance of this Agreement will not conflict with or result in a breach of any agreement, understanding, order, judgment or other obligation to which the Executive is a party or by which he may be. bound, written or oral, and (v) the Executive is not subject to or bound by any covenant against competition, non-disclosure or confidentiality obligation, or any other agreement, order, judgment or other obligation, written or oral, which would conflict with, restrict or limit the performance of the services to be provided by him hereunder.  The Executive agrees not to use, or disclose to anyone within the Company, its parents, subsidiaries or affiliates, at any time during his employment hereunder, any trade secrets or any confidential information of any other employer or other third party.  Executive has provided to the Company a true copy of any non-competition obligation or agreement to which he may be subject.

MISCELLANEOUS.

Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight mail, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

If to the Company or Holdings:

Everest Global Services, Inc.

Westgate Corporate Center

477 Martinsville Road

P.O. Box 830 Liberty Corner,

New Jersey 07938-0830

Attention: General Counsel

If to Executive:

R.J. Jabbour

107 Washington Street

Morristown, NJ, 07960

Any notice given as set forth above will be deemed given on the business day sent when delivered by hand during normal business hours, on the business day after the business day sent if delivered by a nationally-recognized overnight courier, or on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested.

Law Governing.  This Agreement shall be deemed a contract made under and for all purposes shall be construed in accordance with, the laws of the State of New Jersey without reference to the principles of conflict of laws.

Jurisdiction.  Subject to Section 9 above, (i) in any suit, action or proceeding seeking to enforce any provision of this Agreement or for purposes of resolving any dispute arising out of or related to this Agreement (including Sections 12 and 13 or the transactions contemplated by this Agreement), the Company and the Executive each hereby irrevocably consents to the exclusive jurisdiction of any federal court located in the State of New Jersey or any of the state courts of the State of New Jersey; (ii) the Company and the Executive each hereby waives, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; (iii) process in any such suit, action or proceeding may be served on either party anywhere in the world, whether within or without the jurisdiction of such court, and, without limiting the foregoing, each of the Company and the Executive irrevocably agrees that service of process on such party, in the same manner as provided for notices in Section 17(a) above, shall be deemed effective service of process on such party in any such suit," action or proceeding; and (iv) WAIVER OF JURY TRIAL: EACH OF THE COMPANY AND THE EXECUTIVE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Headings.  The Section headings contained in this Agreement are for convenience of reference only and are not intended to determine, limit or describe the scope or intent of any provision of this Agreement.

Number and Gender.  Whenever in this Agreement the singular is used, it shall include the plural if the context so requires, and whenever the feminine gender is used in this Agreement, it shall be construed as if the masculine, feminine or neuter gender, respectively, has been used where the context so dictates, with the rest of the sentence being construed as if the grammatical and terminological changes thereby rendered necessary have been made.

Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous understandings and agreements, written or oral, between and among them respecting such subject matter.

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which taken together shall constitute one instrument.

Amendments.  This Agreement may not be amended except by a writing executed by each of the parties to this Agreement.

No Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(j)         Expenses. The Company agrees to pay and/or reimburse Executive for reasonable legal fees and expenses incurred by Executive in negotiating and entering into this Agreement, within thirty (30) days after the Company's receipt of the invoices therefor.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

EVEREST GLOBAL SERVICES, INC.

/s/ JUAN C. ANDRADE                                                          /s/ MARK KOCIANCIC_

Juan C. Andrade                                                                      Mark Kociancic

President & CEO